                                                                   EXHIBIT 11.01

                    OCCUPATIONAL HEALTH + REHABILITATION INC
                        COMPUTATION OF EARNINGS PER SHARE




                                                            Three Months Ended                Six Months Ended
                                                                June 30,                         June 30,
                                                      --------------------------        --------------------------
                                                        1996             1995             1996             1995
                                                      --------------------------        --------------------------
PRIMARY

  Weighted average OH+R common stock
    outstanding during the period, as converted          95,521           92,300           95,503           92,300
  Conversion of OH+R preferred stock
    into common stock                                   585,901          568,479          585,901          548,865
  Weighted average Telor common stock from date
    of merger                                           207,297                0          103,649                0
                                                      --------------------------        --------------------------
       Total                                            888,719          660,779          785,053          641,165
                                                      ==========================        ==========================


Net loss                                              $(302,692)       $(272,194)       $(660,221)       $(761,216)
                                                      ==========================        ==========================

Loss per share                                        $   (0.34)       $   (0.41)       $   (0.84)       $   (1.19)
                                                      ==========================        ==========================

FULLY DILUTED

  Weighted average OH+R common stock
    outstanding during the period, as converted          95,521           92,300           95,503           92,300
  Conversion of OH+R preferred stock into
    common stock                                        585,901          568,479          585,901          548,865
  Weighted average Telor common stock from
   date of merger                                       207,297                0          103,649                0
                                                      --------------------------        --------------------------
       Total                                            888,719          660,779          785,053          641,165
                                                      ==========================        ==========================

Net loss                                              $(302,692)       $(272,194)       $(660,221)       $(761,216)
                                                      ==========================        ==========================

Loss per share - fully diluted                        $   (0.34)       $   (0.41)       $   (0.84)       $   (1.19)
                                                      ==========================        ==========================

Notes:
The weighted average number of shares outstanding for the three and six months ended June 30, 1995 are based on the number of OH+R shares of common stock exchanged for common shares of the Company, and assume the retroactive conversion of OH+R's preferred stock.

The effect of options and warrants is not considered as it would be antidilutive.